                                                               EXHIBIT (10) aa.

                              DATED 14 AUGUST 1995





                                  GENESCO INC.

                                      AND

                          PENTLAND INDUSTRIES LIMITED





               __________________________________________________


                               A G R E E M E N T

                                - RELATING TO -

                   THE SALE AND PURCHASE OF THE ENTIRE ISSUED
              SHARE CAPITAL OF MITRE SPORTS INTERNATIONAL LIMITED

               __________________________________________________





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                            SHARE PURCHASE AGREEMENT


DATED:                                                           14 August 1995


PARTIES:

(1) GENESCO INC., a Tennessee corporation whose registered office is at Genesco Park, Nashville, Tennessee, 37202 - 0731, USA ("the Vendor"); and

(2) PENTLAND INDUSTRIES LIMITED a company registered in England (Company Registration Number 2307419) whose registered office is situated at The Pentland Centre, Lakeside, Squires Lane, Finchley, London, N3 2QL ("the Purchaser").

RECITALS:

(A) Mitre Sports International Limited ("the Company") is a company limited by shares incorporated under the Companies Act 1985 registered in England under number 2688851 whose registered office is at Bay Hall Works, Birkby, Huddersfield, West Yorkshire, HD1 5AY. At the date hereof it has an authorised share capital of L.7,500,000 divided into 6,000,000 "A" Ordinary Shares of L.1 each and 1,500,000 "B" Ordinary Shares of L.1 each, all of which have been allotted and issued and are fully paid.

(B) The Vendor is the legal and equitable owner and the registered holder of all of the shares in the capital of the Company.
(C)            Particulars of the Company are set out in Schedule 1.

(D) The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the shares in the Company on and subject to the terms of this Agreement.





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(E)            By an agreement of even date the Vendor has agreed to sell and
               Pentland Sports Group, Ltd has agreed to purchase, certain other assets owned by the Vendor and used in connection with the "Mitre" business carried on by the Vendor in the USA, Canada and Mexico.

OPERATIVE TERMS

1.             INTERPRETATION

1.1            In this Agreement and its Recitals and Schedules:

               "THE ACCOUNTS" means the audited balance sheet of the Company made up as at the Balance Sheet Date and the audited profit and loss account of the Company for the financial year ended on the Balance Sheet Date, together with all notes, reports, statements and other documents annexed thereto in accordance with any legal requirement;

               "THE AGREED EXCHANGE RATE" means USD 1.597 to L.1.00;

               "THE BALANCE SHEET" means the audited balance sheet of the Company forming part of the Accounts;

               "THE BALANCE SHEET DATE" means 31st January 1995;

               "BUSINESS DAY" means any day except Saturdays and Sundays on which banks in the City of London are open for business;

               "CAA" means Capital Allowances Act 1990;

               "THE COMPANY" means Mitre Sports International Limited;

               "COMPANY'S AUDITORS" means Price Waterhouse of York House, York Street, Manchester, M2 4WS;





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               "COMPLETION" means completion of the sale and purchase of the
               Shares pursuant to this Agreement;

               "COMPLETION ACCOUNTS"  shall bear the meaning set out in
               Schedule 7;

               "COMPLETION BALANCE SHEET" means the audited balance sheet of the Company forming part of the Completion Accounts;

               "THE COMPLETION DATE" means the date of this Agreement;

               "THE DEED OF COVENANT" means a deed in the form set out in
               Schedule 6;

               "THE DISCLOSURE LETTER" means the letter of the same date as this Agreement from the Vendor to the Purchaser;

               "THE EMPLOYMENT STATUTES" means the Disabled Persons (Employment) Act 1944, the Trade Union and Labour Relations Acts 1974 and 76, the Employment Protection Act 1975, the Employment Protection (Consolidation) Act 1978, the Employment Act 1980, the Contracts of Employment Act 1972, the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Health and Safety at Work etc. Act 1974, the Race Relations Act 1976, the Trade Union Act 1984, the Wages Act 1986, the Sex Discrimination Act 1986 and the Trade Union Reform and Employment Rights Act 1993;

               "FA" means Finance Act;

               "FRS" means a Financial Reporting Standard issued by The Accounting Standards Board Limited or an SSAP;

               "THE GENERAL WARRANTIES" means those Warranties set out in
               Schedule 4;

               "THE GENESCO CONTRACTS" means those contracts entered into by the Vendor in respect of its U.S., Canada and Mexico "Mitre" business and which it willnot be in a position properly to perform following Completion by virtue of the transactions contemplated in this Agreement and/or in the US Agreement, details of which are provided in Schedule 10;

               "THE ICTA" means the Income and Corporation Taxes Act 1988;

               "INTELLECTUAL PROPERTY" means patents, trade marks, service marks, registered designs, utility models, applications and rights to apply for any of the foregoing, copyrights, unregistered design rights, inventions, trade secrets, confidential know-how and registrable business names and any similar rights, whether registrable or not, in any part of the world;

               "THE INTELLECTUAL PROPERTY RIGHTS" means that Intellectual Property owned or used by the Company and details of which are set out in Schedule 3 (not being a comprehensive list of the Intellectual Property owned or used by the Company);

               "THE INTER-COMPANY INDEBTEDNESS" means the amount which as at Completion is owed by the Company to the Vendor, inclusive of all balances (trading or otherwise), management charges and accrued interest to the date of Completion;

               "ITA" means the Inheritance Tax Act 1984;

               "NET TANGIBLE ASSETS" means the aggregate value of all fixed and current assets (excluding goodwill, the Intellectual Property and any other intangible assets) minus the aggregate value of all liabilities and provisions (including provisions in accordance with SSAP 18 in respect of contingent liabilities) and any reserves or capital created by the upward revaluation of assets subsequent to the Balance Sheet Date all as shown in the Completion Accounts prepared in accordance with the provisions of Schedule 7;

               "OPEN LETTERS OF CREDIT" means those letters of credit which have been opened by or to the order of the Vendor in respect of the purchase of stock for the Company or for the United States, Canadian and Mexican markets, which are outstanding as at Completion and which are listed in Schedule 9, subject to the following limits: for the Company - USD 1,000,000 and for the United States, Canadian and Mexican market - USD 1,750,000;

               "THE PROPERTIES" means the properties particulars of which are set out in Schedule 2;

               "THE PURCHASER'S ACCOUNTANTS" means Price Waterhouse, of Southwark Towers, 32 London Bridge Street, London SE1 9SY;

               "THE PURCHASER'S NOMINEE" means Linklaters & Paines of 59 - 67 Gresham Street, London, EC2V 7YA;

               "THE PURCHASER'S SOLICITOR" John McLaren of The Pentland Centre, Lakeside, Squires Lane, Finchley, London, N3 2QL;

               "RELIEF" shall have the meaning set out in the Tax Deed of Covenant;

               "THE RETENTION" means the amount of USD 750,000 to be retained out of the consideration pursuant to Clause 3 and to be dealt with in accordance with Clause 5;

               "THE SHARES" means each and all of the shares of the Company comprising the whole of its issued and allotted share capital;

               "THE STAKEHOLDERS' ACCOUNT" means the account referred to in sub-clause 5.1;

               "SSAP" means a Statement of Standard Accounting Practice adopted by Accounting Standards Board Limited;

               "TAXATION" means all forms of taxation, (including duties, rates, levies, withholdings, deductions, charges and imposts) imposed in the United Kingdom or overseas, including but not limited to:

               (a) corporation tax, income tax, advance corporation tax, any liability arising under Sections 419 or 601 ICTA, national insurance contributions, social security contributions, value added tax and customs duties;

               (b) all penalties, surcharges, fines and interest relating to any of the above; and

               (c) any payment by way of settlement or compromise of any claim in respect of any of the above;

               "TAX DEED OF COVENANT" means the deed in the form set out in
               Schedule 8;

               "TCGA" means the Taxation of Chargeable Gains Act 1992;

               "TMA" means the Taxes Management Act 1970;

               "THE TAX WARRANTIES" means those Warranties set out in Schedule
               5;

               "PENSION SCHEME" means the Mitre Sports International Limited Pension Scheme;

               "US AGREEMENT" means an agreement in the agreed terms between the Vendor (1) and Pentland Sports Group, Ltd (2) relating to the sale and purchase of certain assets owned by the Vendor and used in connection with the "Mitre" business in the USA, Canada and Mexico;

               "VATA" means the Value Added Tax Act 1994;

               "VENDOR'S ACCOUNT" means the account in the name of the Vendor with the following account details:

               Name of Account     :    Genesco Separate Asset Account
               Bank:               :    NationsBank of Tennessee
               ABA #               :    0640-0002-0
               Account #           :    011-287-8053

               "THE VENDORS ACCOUNTANTS" means Price Waterhouse, York House, York Street, M2 4WS, Manchester;

               "THE VENDOR'S SOLICITORS" means Messrs. Taylor Joynson Garrett, Carmelite, 50 Victoria Embankment, London, EC4Y 0DX;

               "THE WARRANTIES" means the warranties, representations and undertakings set out in Schedules 4 and 5.

1.2 Any reference in this Agreement to a document being "in the agreed terms" means that document in the terms agreed between the parties and for the purpose of identification signed by the Purchaser and the Vendor's Solicitors or such other terms as may be agreed in writing between the parties in substitution therefor.

1.3 In this Agreement, references to any statutory provision shall include such provision as from time to time amended, whether before on or (in the case of re-enactment or consolidation only) after the date hereof, and shall be deemed to include provisions of earlier legislation (as from time to time amended) which have been re-enacted (with or without modification) or replaced (directly or indirectly) by such provision and shall further include all statutory instruments or orders from time to time made pursuant thereto on or before the date hereof.

1.4 Words and phrases defined in the Companies Act 1985 (excluding its Schedules and as amended by the Companies Act 1989) shall have the same meanings in this Agreement unless they are otherwise defined in this Agreement or unless the context or subject-matter otherwise requires.

1.5            In this Agreement and its Schedules:

               (a) the masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa;

               (b) references to persons shall include individuals, bodies corporate, unincorporated associations and partnerships;

               (c) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

               (d) references to Recitals, Clauses and Schedules and sub-divisions thereof, unless a contrary intention appears, are to the Recitals and Clauses of and Schedules to this Agreement and sub-divisions thereof respectively.

1.6 Each of the Schedules shall have effect as if expressly set out in the body of this Agreement.

2.             SALE AND PURCHASE OF SHARES

2.1 On and subject to the terms of this Agreement, the Vendor shall sell and the Purchaser shall purchase the Shares on and with effect from the Completion Date, free from all charges, liens, equities, encumbrances, claims or restrictions whatsoever and together with all rights attaching or accruing thereto and all dividends and distributions declared, made or paid thereon or in respect thereof on or after Completion.

2.2 Neither the Purchaser nor the Vendor shall be obliged to complete the purchase or sale of any of the Shares unless the purchase and sale of all the Shares and the completion of the US Agreement occur simultaneously and if such sale and completion are not completed on the Completion Date then either the Purchaser or the Vendor shall be entitled to rescind this Agreement without liability of any kind.

3.             CONSIDERATION

               The purchase consideration payable by the Purchaser to the Vendor for the Shares (subject to adjustment in accordance with Schedule 7) ("the Purchase Consideration") shall be the aggregate of

               (a)      USD 10,150,000; and

               (b) the amount of cash or cash equivalents appearing on the Completion Balance Sheet, subject to a maximum of USD 1,200,000 (such cash and cash equivalents together being "the Cash Equivalents Amount"). For such purposes "the Cash Equivalents Amount" shall mean cash in hand and deposits repayable on demand with any bank or other financial institution. Cash includes cash in hand and deposits denominated in foreign currencies.

               The Purchase Consideration (subject to adjustment in accordance with Schedule 7) shall be paid on Completion:

               (a) as to USD 10,600,000 by telegraphic transfer to the Vendor's Account; and

               (b) as to USD 750,000 ("the Retention") by telegraphic transfer into the Stakeholders' Account, where it shall be dealt with in accordance with clause 5 of this Agreement.

4.             COMPLETION

4.1 Subject to the provisions of this Clause, Completion shall take place at the offices of the Vendor on the Completion Date or at such other place and/or on such other date as may be agreed between the parties.

4.2            On Completion the Vendor shall cause to be delivered to the
               Purchaser:

               (a) duly completed and executed transfers of the Shares by the registered holders thereof in favour of the Purchaser (or as it may direct) together with the relative share certificates;

               (b) such other documents (including any power of attorney under which any document required to be delivered under this Clause has been executed and any waivers or consents) as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares;

               (c) the Common Seal, Certificate of Incorporation, the Memorandum and Articles of Association and the up to date statutory books of the Company;

               (d) the Deed of Covenant duly executed by the covenantors named therein;

               (e) the Tax Deed of Covenant duly executed by the covenantors named therein;

               (f) duly executed releases, in the agreed terms, releasing the Company from any liability whatsoever (actual or contingent) which may be owing by the Company to the Vendor subject to repayment by the Company to the Vendor of the Inter-company Indebtedness in accordance with the terms of this Agreement;

               (g) a certificate from the Vendor's Solicitors in agreed terms as to the title of the Company to the Properties ("the Certificate of Title").

               (h)      the title deeds to the Properties;

               (i) unconditional receipts for rent and any additional rents or service charges due in respect of those of the Properties held or occupied on lease or under licence;

               (j) statements from each of the banks at which the Company maintains an account as to the amounts standing to the credit or debit of such accounts at the close of business on the second business day preceding the Completion Date ("the Reconciliation Date"), a statement that all current cheque books and paying in books for such accounts are in the possession of the Company, together with a bank reconciliation statement showing the bank position of the Company at the close of business on the Reconciliation Date adjusted to reflect credits since the Reconciliation Date to the Completion Date inclusive and a list of unpresented cheques as at the Reconciliation Date and of cheques drawn since the Reconciliation Date to the Completion Date inclusive and of standing orders payable from the Reconciliation Date to the Completion Date inclusive. Such reconciliation statements shall show amounts due under such facilities to be no greater than:

                        Barclays Bank plc duty deferment bond                         -L.400,000
                        Barclays Bank plc overdraft                                   -L.1,690,670
                        Barclays Bank plc letters of credit                           -USD 4,500,000
                                                                                      (including where applicable,
                                                                                      sterling letters of credit
                                                                                      converted at the Agreed Exchange
                                                                                      Rate);

               (k) irrevocable powers of attorney executed by the holders of the Shares in favour of the Purchaser appointing the Purchaser to be their lawful attorney for the purpose of receiving notices of and attending and voting at all meetings of the members of the Company in respect of the Shares and held from the date of this Agreement to the day on which the Purchaser (or its nominee) is entered in the register of members of the Company as the holder of the Shares and irrevocable authorities authorising:-

                        i) the Company to send any notices in respect of the Vendor's holding of Shares to the Purchaser; and

                        ii) the Purchaser to complete in such manner as it thinks fit and to return proxy cards, consents to short notice and any other document required to be signed by the Vendor in its capacity as a member;

               (l) a duly executed agreement terminating the licence between Benjamin Crook & Sons Limited and the Vendor dated 13th March 1981;

               (m) a statement from the Vendor that it will indemnify the Company against any liabilities (including any Taxation) arising by virtue of any agreement entered into between the Vendor and the directors of the Company relating to loyalty bonuses including but not limited to those referred to in the letters from the Vendor to each of Roger Holmes, Robert Reah, Simon Peel, Duncan Benbridge and Duncan Anderson respectively, each dated 4 August 1995 (save for that to Duncan Anderson which is dated 13 July, 1995);

               (n)      copies of the Genesco Contracts;

               (o) James Gulmi's letter of resignation as a trustee of the Pension Scheme, which letter the Vendor shall accept, on behalf of the Company, as being duly delivered in accordance with the terms of the Pension Scheme;

               (p) evidence acceptable to the Purchaser that the person(s) executing this agreement (and the documents contemplated by this agreement) on behalf of the Vendor are duly authorised to do so.

4.3 On Completion the Vendor shall cause a Board Meeting of the Company to be duly convened and held at which:

               (a) the said transfers of the Shares shall be approved for registration (subject only to the transfers being duly stamped at the cost of the Purchaser);

               (b) Peter McGuigan and Andrew Rubin shall be appointed as directors and Richard Stevens shall be appointed as secretary of the Company and J. S. Gulmi and W. S. Wire II shall retire from all their offices and employments with the Company and Robert Reah shall resign as secretary of the Company, each delivering to the Company a deed acknowledging that he has no claim outstanding for compensation or otherwise and without any payment under the Employment Protection (Consolidation) Act 1978;

               (c) the Deed of Covenant shall be approved and executed as appropriate;

               (d) all existing instructions to bankers shall be revoked and it shall be resolved to replace them with alternative instructions in such form as the Purchaser may require;

               (e) the registered office of the Company shall be changed to The Pentland Centre, Lakeside, Squires Lane, Finchley, London N3 2QL;

               (f) the Company's accounting reference date shall be changed to 31st December; and

               (g) the repayment of the Inter-company Indebtedness and the payment of the sum of USD 3,900,000 on account thereof shall be approved.

4.4 On Completion the Purchaser shall, immediately following compliance by the Vendor with the foregoing provisions:

               (a) procure the transfer to the Vendor's Account of the sum of USD 10,600,000 forming part of the Purchase Consideration for the Shares;

               (b) procure the transfer to the Stakeholder's Account of the Retention;

               (c) deliver to the Vendor's Solicitors counterparts of the Deed of Covenant and the Tax Deed of Covenant duly executed by the Purchaser;

               (d) procure in so far as it able the Vendor's release from the existing guarantee to Barclays Bank plc dated 1 May 1992;

               (e) subject to any necessary consents, assume the Vendor's liability to Barclays Bank plc and to First American National Bank in respect of the Open Letters of Credit; and

               (f) provide evidence acceptable to the Vendor that the person(s) executing this agreement (and the documents contemplated by this agreement) on behalf of the Purchaser are duly authorised to do so.

4.5 The Vendor's Solicitors are hereby irrevocably authorised by the Vendor to receive all amounts expressed to be payable to it hereunder and the receipt by the Vendor's Solicitors of each such amount shall be an absolute discharge to the Purchaser to the extent of the amount in question and the Purchaser shall not be concerned to see to the application of any such amount.

4.6 Immediately following Completion the parties will procure that the Company will immediately repay to the Vendor the sum of USD 3,900,000 on account of the Inter-company Indebtedness.

4.7 The parties shall use their respective best endeavours to procure at the earliest possible date the unconditional release of the Vendor from all its actual and contingent liabilities under and/or in respect of and/or by virtue of each and all of the following (other than the Open Letters of Credit):

               (a) Guarantee issued by the Vendor to Barclays Bank plc dated 1 May 1992; and

               (b)      each of the Genesco Contracts; and

               (c)      each of the Open Letters of Credit.

               Pending the obtaining of such unconditional release(s) and in any event in respect of the Open Letters of Credit, the Purchaser shall indemnify and keep indemnified (and shall reimburse the Vendor on its first demand) against all and any losses or other amounts which the Vendor may be obliged or called upon to pay under and/or in respect of and/or by virtue of the above guarantee, the Genesco Contracts and/or each of the Open Letters of Credit respectively. In meeting their obligations under this clause 4.7 in respect of the Open Letters of Credit, the parties shall follow as nearly as possible the procedures set out in the document attached to this agreement as "Attachment A". The liability of the Purchaser to indemnify in respect of any particular Open Letter of Credit shall be limited to the "Liability Amount" attributed to it in Schedule 9, subject to any subsequently agreed adjustment.

               Without prejudice to the foregoing, with regard to the Genesco Contract referred to as item 1 of Schedule 10, being the contract dated 15 December 1993 between (1) the Vendor (2) the Company and (3) Asahi Corporation, ("the Asahi Contract"), the Vendor hereby assigns to the Purchaser and the Purchaser hereby assumes from the Vendor all the Vendor's rights and obligations (other than those accrued prior to the Completion Date) under the Asahi Contract and the parties shall notify Asahi Corporation of such assignment immediately following Completion.

               Without prejudice to the foregoing, with regard to the Genesco Contract referred to as item 2 of Schedule 10 being the contract dated 31 May 1994 between (1) Francisco Marcos (2) the Company and (3) the Vendor, ("the Marcos Contract"), the Vendor hereby assigns to the Purchaser and the

               Purchaser hereby assumes from the Vendor all the Vendor's rights and obligations (other than those accrued prior to the Completion Date) under the Marcos Contract and the parties shall notify Francisco Marcos of such assignment immediately following Completion.

5.             RETENTION

5.1 The Retention shall be paid into a designated interest-bearing account with Lloyds Bank PLC in the joint names of the Vendors' Solicitor and the Purchaser's Nominee ("the Stakeholders' Account") immediately after Completion and the Retention (together with interest accrued thereon) shall be applied in accordance with the provisions of this Clause.

5.2 The Retention shall be held in the Stakeholders' Account until the Completion Accounts become binding in accordance with paragraph 3(D) of Schedule 7.

5.3 Within 14 days of the Completion Accounts becoming so binding, the parties shall procure that any amounts payable to the Purchaser in accordance with Schedule 7 (together with all interest accrued thereon) shall be paid to the Purchaser, and any balance of the Retention (together with all interest accrued thereon) shall forthwith be released to the Vendor's Solicitor.

5.4 The Vendor and the Purchaser shall promptly give to the Vendor's Solicitor and the Purchaser's Nominee respectively all such written instructions as shall be necessary to give effect to the provisions of this clause and on Completion shall issue to the Vendors' Solicitors and the Purchaser's Nominee a written undertaking accordingly.

6.             WARRANTIES

6.1 The Vendor hereby represents, warrants and undertakes to the Purchaser (for itself and as trustee for its successors in title) in the terms of the Warranties and agrees that if any of the Warranties is found to be untrue or incorrect, then, subject to the provisions of this Agreement the Purchaser shall be entitled to claim damages in an amount equal to the amount by which the value of the Shares is less than it would have been if such Warranty had been true and correct, together with all costs and expenses incurred or sustained by the Purchaser as a result of such breach.

6.2 The Warranties are given subject to the matters fully and fairly disclosed in the Disclosure Letter and in the documents annexed thereto but no other information of which the Purchaser may have knowledge (actual or constructive) shall reduce the amount recoverable in respect of any breach of Warranty.

6.3 Each of the Warranties set out in each paragraph and each sub-paragraph of Schedules 4 and 5 shall be separate and independent and save as expressly provided shall not be limited by reference to any other paragraph or sub-paragraph.

6.4 Where any statement set out in Schedules 4 or 5 is expressed to be given or made to the best of the Vendor's knowledge or to the best of the Vendor's knowledge and belief after having made all proper enquiry, or as qualified in some other manner having substantially the same effect, such statement (save where otherwise expressly stated) shall be deemed to be qualified by the additional statement that the Vendor has made such enquiries as are reasonable in the circumstances including, in all cases, enquiries of the Company.

6.5            (a)      The Purchaser has entered into this Agreement on the
                        basis of the Warranties and in reliance on them.

               (b) Liability under any of the Warranties shall not be confined to breaches discovered before Completion nor in any way be modified or discharged by Completion.

6.6 Any payment made by the Vendor to the Purchaser in respect of claims under the Warranties or under the Tax Deed of Covenant shall be treated by the parties as a reduction in the consideration for the Shares.

6.7 The benefit of the Warranties shall be capable of being assigned in whole or in part.

6.8 In the event of a claim alleging sexual discrimination being brought by an individual on the basis of exclusion from membership of the Pension Scheme as a result of working fewer than 15 hours per week, the Vendor shall indemnify the Purchaser against all liabilities and costs arising as a result of any such claim but only to the extent that such liabilities and costs relate to periods of employment prior to Completion.

               The Purchaser shall promptly inform or shall use its best endeavours to procure that the Company promptly informs the Vendor of any matter which comes to its attention and which in its reasonable opinion may give rise to liability under this indemnity and shall conduct any claim according to any directions of the Vendor and in particular shall not admit liability or settle the liability without the prior consent of the Vendor.

7.             LIMITATION ON WARRANTY AND COVENANT CLAIMS

7.1            (a)      The Vendor shall be under no liability whatsoever in
                        respect of any breach or non-fulfilment of any of the General Warranties unless the Purchaser has served on the Vendor a written notice on or before the date which is twenty calendar months from the Completion Date referring specifically (so far as is reasonably possible) to the Warranty which the Purchaser alleges has been breached or upon which the Purchaser relies and giving reasonable details (so far as is reasonably possible) of the claim including the Purchaser's best estimate of the amount of the liability of the Vendor in respect thereof and unless (if the relevant claim has not been settled, withdrawn or agreed) proceedings shall have been commenced and served upon the Vendor
                        (and not discontinued) on or before the date which is twenty six calendar months from the Completion Date.

               (b) The Vendor shall be under no liability whatsoever in respect of any breach or non-fulfilment of any of the Tax Warranties nor in respect of any claim under the Tax Deed of Covenant unless the Purchaser has served on
                        the   Vendor a written notice on or before the seventh
                        anniversary of the Completion Date referring specifically (so far as is reasonably possible) in the case of the Tax Warranties to the Tax Warranty which the Purchaser alleges has been breached or upon which the Purchaser relies and giving reasonable details of the claim including the Purchaser's best estimate of the amount of the liability of the Vendor in respect thereof and unless (if the relevant claim has not been settled, withdrawn or agreed) proceedings shall have been commenced and served upon the Vendor (and not discontinued) on or before the date which is ninety calendar months from the Completion Date.

7.2 The Purchaser acknowledges that save for the Warranties, the Purchaser has not relied in relation to the purchase of the Shares, and was not induced to purchase the Shares, on or by any warranties, representations, undertakings, indemnities or covenants of any description, howsoever or whatsoever and whether express or implied. In addition, the Purchaser irrevocably and unconditionally waives any right which it may have or might have had to claim damages and/or to rescind this agreement for any misrepresentation not contained in this agreement (or any of the other documents referred to in this agreement) or for breach of any express or implied warranties not specifically set out in this agreement.

7.3 The Purchaser shall not be entitled to make any claim or claims (however many in number) under the Warranties or the Tax Deed of Covenant where the sum claimed is less than L.500 or its equivalent in other currencies (in the case of USD, converted at the Agreed Exchange Rate), and any such claim or claims shall be disregarded in computing the figure referred to in sub-clause 7.4.

7.4 The Vendor shall not be liable in respect of any claim under the Warranties or under the Tax Deed of Covenant unless and to the extent that the aggregate cumulative liability of the Vendor in respect of all such claims exceeds L.50,000 or its equivalent in other currencies (in the case of USD, converted at the Agreed Exchange Rate) but in such event the Vendor shall be liable in respect of the whole amount (subject to sub-clause 7.3) and not merely the excess of such claims over such amount.

7.5 The Purchaser shall not be entitled to recover under the Warranties and the Tax Deed of Covenant in aggregate any sum in excess of the aggregate of:

               (a) the Purchase Consideration (as adjusted in accordance with the provisions of Schedule 7); and

               (b) the consideration of US $3,846,560 paid by Pentland Sports Group Limited ("PSG") to the Vendor under the US Agreement in respect of the "Assets" (as defined in the US Agreement) as adjusted in accordance with the provisions of clause 1.3 of the US Agreement;

               LESS the aggregate amount of any claim(s) at any time recovered by PSG from the Vendor for breach of any warranty, indemnity or representation given to PSG by the Vendor under the terms of the US Agreement.

               For the purposes of this clause 7.5, the Agreed Exchange Rate shall be used where applicable.

7.6 The liability of the Vendor for breach of any Warranty or for a claim under the Tax Deed of Covenant shall be reduced by the value of any recoveries which have been, or subsequently are, actually received or obtained by the Purchaser or the Company:

               (a) from any third party responsible for the act, matter or circumstances giving rise to such breach or claim; or

               (b) from any related insurance monies received in respect thereof.

               If any recovery is made after the Vendor has made payment to the Purchaser in respect of any such liability, the Purchaser shall refund or procure that there is refunded to the Vendor the lesser of:

               (i)      the sum of such payment by the Vendor; and

               (ii)      the sum of such recovery;

               in each case after deducting all reasonable costs, charges and expenses incurred by the Purchaser or the Company in obtaining such recovery.

7.7 If the Vendor pays at any time to the Purchaser or to the Company a sum pursuant to a claim in respect of the Warranties or under the Tax Deed of Covenant and the Purchaser or the Company subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such claim, the Purchaser shall, and shall procure that the Company shall, if the Vendor so requires, at the entire cost of the Vendor, use its best endeavours to enforce such recovery, and shall immediately repay to the Vendor (without interest) so much of the sum paid by the Vendor to the Purchaser or the Company as does not exceed the sum recovered from such other person (less any costs, charges and expenses incurred by the Purchaser and/or the Company in recovering that sum from such other person, which have not previously been reimbursed by the Vendor.)

7.8 If the Vendor is liable to the Purchaser under the Warranties or pursuant to the Tax Deed of Covenant by reason of an obligation of the Company to pay advance corporation tax, or any sum recoverable from the Company as if it were advance corporation tax, any sum paid to the Purchaser in respect of such liability shall be refunded, less any Taxation suffered on such tax, when and to the extent that the Company becomes entitled to a reduction in liability to mainstream corporation tax by reason of such payment. Any payment due from the Purchaser under this sub-clause shall be made five Business Days after the date when the Company's Taxation liability which has been so reduced becomes due and payable.

7.9 The Vendor shall be entitled to require and the Purchaser shall procure the auditors of the Company to certify any sum due by the Purchaser under sub-clause 7.8. Unless such certificate is challenged by the Vendor within 21 days of its receipt by the Vendor then it shall in the absence of manifest error be binding on the Vendor. Following any such challenge by the Vendor and unless the matter in dispute can be agreed between the Purchaser and the Vendor within 21 days of such challenge then either party may at any time thereafter refer the matter in dispute to arbitration and the mechanism set out in paragraph 3(C) of
               Schedule 7 shall apply.

7.10 If the Vendor is liable both in respect of a breach of Warranty and under the Tax Deed of Covenant, the Purchaser shall be entitled to claim in respect of either or both. The Purchaser shall not however be entitled to recover from the Vendor under the Warranties or the Tax Deed of Covenant more than once in respect of the same damage suffered, and accordingly the Vendor shall not be liable in respect of any breach of the Warranties if and to the extent that the loss is or has been included in a claim under the Tax Deed of Covenant which has been satisfied, nor shall the Vendor be liable in respect of a claim under the Tax Deed of Covenant if and to the extent that the loss is or has been included in a claim for breach of the Warranties which has been satisfied.

7.11 The Vendors' liability in respect of any breach of any of the Warranties or under the Tax Deed of Covenant:

               (a) shall be reduced by the extent that such liability arises or is increased as a result of any legislation not in force at today's date or of any change or changes in legislation or the withdrawal after today's date of any extra statutory concession previously made by the Inland Revenue or any other fiscal authority whether or not such change or changes or withdrawal purport to be effective retrospectively in whole or in part;

               (b) shall be reduced by the extent that such liability arises or is increased as a result of any change in the basis or method of calculation of, or of any increase in the rates of Taxation in either case made or imposed by legislation after Completion with retrospective effect to any period ending before Completion;

               (c) shall be reduced if and to the extent that such liability is attributable to any act, omission, transaction or arrangement of the Purchaser or the Company after Completion; and

               (d) shall be reduced if and to the extent that such loss has been or is made good or is otherwise compensated for without cost to the Purchaser or the Company.

7.12 If the relevant loss, damage, cost, expense or liability of the Company upon which a claim for breach of any of the Warranties or under the Tax Deed of

               Covenant is based, results in a reduction in the Taxation actually paid by the Company, then the relevant loss, damage, cost, expense or liability recoverable by the Purchaser from the Vendor in respect of such claim shall be decreased by the amount of such reduction or, as appropriate, the sum payable to the Purchaser by the Vendor for breach of the relevant Warranty or under the Tax Deed of Covenant shall be so decreased.

7.13 If under any of the provisions in this clause 7 a claim against the Vendor is expressed as being reduced by reason of some receipt or recovery under any insurance or from any other third party, or if the Purchaser is obliged to make any payment to the Vendor, the amount of such reduction or payment shall be decreased by a sum equal to the Taxation due and payable by the Purchaser and/or the Company in respect of such receipt or recovery.

7.14 The Vendor shall be entitled to require, and the Purchaser shall procure, that the auditors of the Company shall certify any decrease referred to in subclause 7.12 or any Taxation referred to in subclause 7.13. Unless such certificate is challenged by the Vendor within 21 days of its receipt by the Vendor then it shall in the absence of manifest error be binding on the Vendor. Following any such challenge by the Vendor and unless the matter in dispute can be agreed between the Purchaser and the Vendor within 21 days of such challenge then either party may at any time thereafter refer the matter in dispute to arbitration and the mechanism set out in paragraph 3(C) of Schedule 7 shall apply.

7.15 No claim against the Vendor relating to or arising out of any of the Warranties or under the Tax Deed of Covenant shall be made to the extent that the subject matter of such claim has been reflected in the preparation of the Accounts, or results in an adjustment in accordance with Schedule 7 of the consideration to be paid by the Purchaser to the Vendor for the Shares.

7.16 The Vendor shall be under no liability under the Warranties in respect of any matter fully and fairly disclosed in the Disclosure Letter.

8.             CONFIDENTIALITY AND ANNOUNCEMENTS

8.1 For the purpose of assuring to the Purchaser the full benefit of the business and goodwill of the Company and in consideration of the agreement of the Purchaser to buy the Shares on the terms hereof the Vendor hereby agrees with the Purchaser and its successors in title that it will not at any time hereafter divulge or communicate to any person (other than to officers, employees or professional advisers of the Vendor whose position makes it necessary for them to know the same or to the Purchaser or its officers, employees or professional advisers ("authorised persons") and save as may be required by the provisions of any applicable law or the regulations of any relevant stock exchange) any confidential information concerning the business, accounts, financial or contractual arrangements or other dealings, transactions or affairs of the Company which may be within or which may come to its knowledge and that it will use its best endeavours to prevent the publication or disclosure of any confidential information by any authorised person. The Vendor will at the request of the Purchaser use its reasonable endeavours to enforce any contractual rights which the Vendor may have to require the return to it of any confidential information relating to the Company and previously supplied by the Vendor to any prospective purchaser of the Shares or the business of the Company.

8.2 Save as may be required by law or by the rules of any stock exchange no announcement or information concerning this sale and purchase or any ancillary matter shall be made or released before or after Completion to the public or to the press (national, provincial, local or trade) or the suppliers or customers of the Company by any of the parties hereto without the prior written consent of the Purchaser and the Vendor which will not be unreasonably withheld. Where any announcement is required by law or the rules of any stock exchange the parties shall consult with each other prior to such announcement and use all reasonable endeavours to agree the terms of such announcement.

8.3 No announcement or information concerning this sale and purchase or any ancillary matter shall be made after Completion to any employees of the Company by the Vendor without the prior consent of the Purchaser (which consent shall not be unreasonably withheld or delayed) PROVIDED that nothing shall restrict the Vendor from making such disclosures to directors of the Company as may be reasonably necessary for the performance by such directors of their duties.

9.             FURTHER ASSURANCE AND AVAILABILITY OF INFORMATION

9.1 The Vendor shall perform such acts and execute such documents as may be reasonably required on or after Completion by the Purchaser for securing to or vesting in the Purchaser the legal and beneficial ownership of the Shares in accordance with the terms and conditions of this Agreement and assuring to the Purchaser the rights hereby granted.

9.2 The parties shall cause to be made available and shall procure that both the Vendor's Accountants and the Purchaser's Accountants shall make available to each of the parties all information in the possession or control of the Vendor, the Company, the Vendor's Accountants, the Purchaser or the Purchaser's Accountants which the parties may from time to time reasonably require (before or after Completion) relating to the business and affairs of the Company (but, in the case of the Vendor, in connection with this Agreement only) and each party shall permit the other party to have access on reasonable notice and at reasonable times to documents containing such information and to take copies thereof.

10.            INTEREST

               If any party fails to make any payment hereunder on the due date or within the applicable period for payment, such party shall pay interest on the amount for the time being outstanding at the rate of 3% per annum above the base lending rate of Barclays Bank plc for the time being in force on the basis of actual days elapsed from the due date for payment or from the date of expiry of such period (as the case may be) until payment in full (after as well as before judgement).

11.            CONTINUING OBLIGATIONS

11.1 Each of the obligations, warranties, indemnities and undertakings accepted or given by the Vendor or the Purchaser pursuant to this Agreement (hereinafter called "the Obligations"), excluding any of the Obligations fully performed at Completion, shall continue in full force and effect notwithstanding Completion taking place.

11.2 The parties recognise that Roger Holmes ("RH") has reserved the right to contend that his employment with the Company is governed by an alleged undated agreement between himself and Grampian Holdings Plc ("Grampian") which he has signed but which RH has acknowledged has not been signed by Grampian. The Vendor has never acknowledged to RH that it considers such contract to be in force.

               In the event that the Purchaser causes the Company to terminate RH's employment with the Company at any time on or before 30 November 1995, then

               (a) The Vendor and the Purchaser shall each use all reasonable efforts to minimise the level of damages or compensation which may be payable to RH as a result of such termination and, in particular, the parties shall cause the Company to challenge any contention by RH that he is entitled to more than 12 months' notice of termination under the terms of his employment and the Vendor shall seek to give such evidential support as it can in support of such contention; and

               (b) The Vendor shall reimburse the Company for any amount which the Company is obliged to pay to RH by way of damages for wrongful dismissal (but excluding compensation for unfair dismissal or redundancy) to the extent that (if such be the case) such damages are increased by virtue of RH establishing that the notice period under the terms of his employment with the Company exceeds 12 months, but subject to a maximum reimbursement obligation on the Vendor of L.50,000. No settlement of any claim for such damages in respect of which the Vendor will be obliged to make a contribution will be made without the prior approval of the Vendor, such approval not to be unreasonably withheld.

12.            COSTS

               Each party to this Agreement shall pay its own costs, charges and expenses incurred in the preparation, completion and implementation of this Agreement (and the documents referred to herein).

13.            NOTICES

13.1 Any notice or other communication to be given or made under this Agreement or the Tax Deed of Covenant must be in writing and shall either be delivered personally or sent by first class registered post or facsimile transmission. The address for service of each of the parties shall be the following address or such other address as the party to be served may have previously notified to the other:

               To the Vendor:            Genesco Inc.,
                                         490 Genesco Park
                                         Nashville
                                         Tennessee 37202
                                         Tel:    001 - 615 - 3678325
                                         Fax:    001 - 615 - 3677421
                                         Attention:   James S Gulmi

               To the Purchaser:         Pentland Industries Ltd
                                         The Pentland Centre
                                         Lakeside
                                         Squires Lane
                                         Finchley
                                         London, N3 2QL
                                         Tel:   0181 346 2600
                                         Fax:   0181 346 2700
                                         Attention:   Frank A Farrant
                                         With a copy for information to Clive
                                         R Kelly, General Counsel at the same
                                         address.

               All notices shall be deemed to have been served as follows:

               (a)      if personally delivered, at the time of delivery;

               (b) if posted by first class registered post, at the expiration of 72 hours after the envelope containing the same was delivered into the custody of the postal authorities and shall be effective notwithstanding that it may be misdelivered or returned undelivered; and

               (c) if communicated by facsimile transmission, at the time of transmission provided that a copy of such facsimile transmission is posted by first class registered post on the same day.

               PROVIDED that where, in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day.

13.2 In proving such service it shall be sufficient to prove that such personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid first class registered letter, and that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

13.3 The Vendor hereby appoints the Vendor's Solicitor as its representative who may (without prejudice to the right of the Vendor to do so itself) authorise the making of any request, election, proposal or consent expressed to be made on behalf of the Vendor to the Purchaser.

14.            SEVERABILITY

               If any provision or provisions of this Agreement (or of any document referred to herein) is or at any time becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

15.            ENTIRE AGREEMENT AND VARIATION

15.1 This Agreement (together with the other documents referred to herein) constitutes the entire agreement between the parties in relation to the transactions referred to herein or therein and supersedes any previous agreement between the parties in relation to such transactions.

15.2 Each of the parties hereto confirms that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty or undertaking except those contained in this Agreement and (by way of qualification to the Warranties) the Disclosure Letter.

15.3 No variation of any of the terms of this Agreement (or of any other documents referred to herein) shall be effective unless it is in writing and signed by or on behalf of each of the parties hereto or thereto. The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

16.            GENERAL PROVISIONS

16.1 Any right of rescission or termination conferred upon either party under this Agreement shall (unless otherwise expressed) be in addition to and without prejudice to all other rights and remedies available to it by reason of any breach of any provisions of this Agreement.

16.2 No delay or omission of either party in exercising any right, power or privilege hereunder shall operate to impair such right, power or privilege or be construed as a waiver thereof and no single or partial exercise or non-exercise of any right, power or privilege shall in any circumstances preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

16.3 The Vendor agrees that it and its nominees hereby waive any rights which may have been conferred on them under the Articles of Association of the Company or otherwise or in any other way to have any of the Shares offered to them for purchase at any time on or before the transfer of the Shares pursuant to the provisions of this Agreement.

17.            GOVERNING LAW AND JURISDICTION

               This Agreement (together with all documents referred to herein and unless otherwise provided for therein) shall be governed by and construed and take effect in accordance with English law and each of the parties hereto submits to the non-exclusive jurisdiction of the High Court of England.

AS WITNESS the hands of the parties hereto or of their duly authorised representatives the day and year first before written.


SIGNED by [Roger G. Sisson]      )
for and on behalf of             )
GENESCO INC.                     )      /s/ Roger G. Sisson





SIGNED by [John S. McLaren]      )
for and on behalf of             )
PENTLAND INDUSTRIES              )
LIMITED                          )      /s/ John S. McLaren